OMNIBUS AMENDMENT

This Amendment is entered into as of 25th September, 2023 (the “Amendment”), by and between ASSET MANAGEMENT FUND, a Delaware statutory trust (the “Trust”) and THE NORTHERN TRUST COMPANY (“Northern”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, the Trust and Northern entered into (i) a Custody Agreement, dated as of November 1, 2009 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Custody Agreement”), (ii) a Fund Administration and Accounting Services Agreement, dated as of November 1, 2009 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Administration Agreement”), (iii) a Transfer Agency and Service Agreement, dated as of November 1, 2009 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “TA Agreement”), (iv) and an Amended and Restated Omnibus Fee Agreement dated as of November 1, 2020 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Fee Agreement”), concerning the provision of custodial, fund administration and accounting and transfer agency services, respectively, for certain investment portfolios of the Trust; and

WHEREAS, in addition to the provisions contained in the Administration Agreement and the Fee Agreement, effective as of the date hereof, the Trust and Northern wish to make certain amendments to the Administration Agreement and the Fee Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Custody Agreement, the Administration Agreement, the TA Agreement or the Fee Agreement (as applicable).

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.	AMENDMENTS.

(a)	Schedule A to the Fee Agreement is hereby amended by replacing such schedule in its entirety with the Schedule A attached hereto.

3.               GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois

4.               MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.              EFFECT OF AMENDMENT. All other terms and conditions set forth in the Custody Agreement, the Administration Agreement, the TA Agreement and the Fee Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Trust and Northern has caused this Amendment to be signed and delivered by its duly authorized representative.

ASSET MANAGEMENT FUND

By:	/s/ David Bunstine
Name:	David Bunstine
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Adonica Mansfield
Name:	Adonica Mansfield
Title:	Senior Vice President

 Schedule A to

Amended and Restated Omnibus Fee Agreement

• [Intentionally Omitted]

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